Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 4, 2025	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, February 4 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2024.
Summary
•Consolidated net sales increased 4.8% to a second quarter record $509.3 million versus $485.9 million last year. Retail net sales grew 6.3% to $280.8 million while Foodservice net sales advanced 3.0% to $228.5 million.
•Consolidated gross profit increased $11.3 million, or 9.3%, to a second quarter record $132.8 million.
•SG&A expenses increased $1.4 million to $57.1 million. Note that SG&A expenses include $1.6 million in incremental expenditures attributed to the company’s planned acquisition of an Atlanta-based sauce and dressing production facility that we announced on November 18, 2024. We remain on track for this transaction to close during our fiscal third quarter ending March 31, 2025.
•Consolidated operating income increased $9.9 million, or 15.1%, to a second quarter record $75.7 million.
•Consolidated income before income taxes declined $3.9 million, which includes the unfavorable impact of a $14.0 million noncash settlement charge resulting from our decision to terminate all the company’s legacy pension plans.
•Net income was $1.78 per diluted share versus $1.87 per diluted share last year. The noncash settlement charge attributed to the termination of the company’s legacy pension plans reduced net income by $0.39 per diluted share and the incremental SG&A expenditures attributed to the pending sauce and dressing plant acquisition reduced net income by $0.05 per diluted share.
CEO David A. Ciesinski commented, “We were very pleased to complete the quarter with record sales, gross profit and operating income. The 6.3% increase in Retail segment net sales was driven by growth from both our licensing program and our own brands. In licensing, we had notable contributions from our recently introduced Texas Roadhouse® dinner rolls, as well as Buffalo Wild Wings® sauces, Subway® sauces and Olive Garden® dressings. In addition, our Marzetti® brand caramel dips and refrigerated dressings were noted contributors to the growth in Retail segment net sales. In the Foodservice segment, sales growth of 3.0% was led by higher demand from several of our core national chain restaurant accounts along with increased sales for our branded Foodservice products.”
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“Our reported gross profit margin improved to 26.1%, an increase of 110 basis points versus last year, which reflects the higher sales volumes and more favorable sales mix, the positive impacts of our ongoing cost savings initiatives and some modest cost deflation.”
“Looking ahead to our fiscal third quarter, we project Retail sales will continue to benefit from our expanding licensing program and growth from investments in innovation for our own brands including New York BRAND® Bakery. In the Foodservice segment, we anticipate continued growth from select customers in our mix of national chain restaurant accounts.”
“We also look forward to completing the asset purchase transaction for the Atlanta-based sauce and dressing production facility during our fiscal third quarter as an important strategic addition to our manufacturing network. This facility will benefit our core sauce and dressing operations through improved operational efficiency, incremental capacity, and closer proximity to certain core customers while enhancing our manufacturing network from a business continuity standpoint.”
Second Quarter Results
Consolidated net sales increased 4.8% to a second quarter record $509.3 million versus $485.9 million last year. Retail segment net sales grew 6.3% to $280.8 million. Key contributors to the increase in Retail segment net sales included our licensing program, most notably Texas Roadhouse® dinner rolls, Buffalo Wild Wings® sauces, Subway® sauces and Olive Garden® dressings. Our Marzetti® brand caramel dips and refrigerated dressings also drove the growth in Retail net sales. Retail segment sales volume, measured in pounds shipped, increased 6.0%. Excluding the perimeter-of-the-store bakery product lines that we exited in March 2024, Retail net sales increased 8.4% and Retail sales volume increased 7.4%. In the Foodservice segment, net sales grew 3.0% to $228.5 million driven by increased demand from several of our national chain restaurant account customers in addition to sales gains for our branded Foodservice products. Foodservice sales volume, measured in pounds shipped, increased 1.5%.
Consolidated gross profit increased $11.3 million, or 9.3%, to a second quarter record $132.8 million. The gross profit improvement was driven by the higher sales volumes and more favorable sales mix, the positive impacts of our ongoing cost savings initiatives and some modest cost deflation.
SG&A expenses increased $1.4 million to $57.1 million. The SG&A expenses include $1.6 million in incremental expenditures attributed to the company’s planned acquisition of the Atlanta-based sauce and dressing production facility.
Consolidated operating income grew $9.9 million, or 15.1%, to a second quarter record $75.7 million driven by the increase in gross profit.
Income before income taxes fell $3.9 million to $63.2 million, including the unfavorable impact of a $14.0 million noncash settlement charge resulting from our decision to terminate all the company’s legacy pension plans. It is important to note that all these plans were previously frozen and relate to plant operations that were closed many years ago. The company chose to transfer the plans’ assets and liabilities to a third party as part of our ongoing efforts to simplify our business.
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Net income declined $2.5 million to $49.0 million, or $1.78 per diluted share, versus $1.87 per diluted share last year. The noncash pension settlement charge reduced net income by $10.8 million, or $0.39 per diluted share, and the SG&A expenditures attributed to the company’s planned acquisition of the Atlanta-based sauce and dressing production facility reduced net income by $1.3 million, or $0.05 per diluted share.
Fiscal Year-to-Date Results
For the six months ended December 31, 2024, net sales increased 3.0% to $975.9 million compared to $947.5 million a year ago. Net income for the six-month period totaled $93.7 million, or $3.40 per diluted share, versus the prior-year amount of $95.4 million, or $3.47 per diluted share. In the current-year period, the noncash pension settlement charge reduced net income by $10.8 million, or $0.39 per diluted share, and the SG&A expenditures attributed to the company’s planned acquisition of the Atlanta-based sauce and dressing production facility reduced net income by $1.3 million, or $0.05 per diluted share.
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, February 4, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•price and product competition;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the impact of customer store brands on our branded retail volumes;
•the impact of any regulatory matters affecting our food business, including any additional requirements imposed by the FDA or any state or local government;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•inflationary pressures resulting in higher input costs;
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•fluctuations in the cost and availability of ingredients and packaging;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in estimates in critical accounting judgments; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com
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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net sales	$509,301	$485,916	$975,859	$947,488
Cost of sales	376,533	364,448	732,267	717,298
Gross profit	132,768	121,468	243,592	230,190
Selling, general & administrative expenses	57,107	55,714	112,067	107,661
Operating income	75,661	65,754	131,525	122,529
Pension settlement charge	(13,968)	—	(13,968)	—
Other, net	1,541	1,425	3,560	2,282
Income before income taxes	63,234	67,179	121,117	124,811
Taxes based on income	14,241	15,695	27,423	29,376
Net income	$48,993	$51,484	$93,694	$95,435

Net income per common share: (a)
Basic and diluted	$1.78	$1.87	$3.40	$3.47

Cash dividends per common share	$0.95	$0.90	$1.85	$1.75

Weighted average common shares outstanding:
Basic	27,480	27,425	27,468	27,437
Diluted	27,495	27,440	27,487	27,457

(a)        Based on the weighted average number of shares outstanding during each period.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
NET SALES
Retail	$280,752	$263,992	$520,323	$506,176
Foodservice	228,549	221,924	455,536	441,312
Total Net Sales	$509,301	$485,916	$975,859	$947,488

OPERATING INCOME
Retail	$69,037	$59,521	$125,212	$112,645
Foodservice	30,324	27,145	54,633	53,778
Corporate Expenses	(23,700)	(20,912)	(48,320)	(43,894)
Total Operating Income	$75,661	$65,754	$131,525	$122,529

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2024	June 30, 2024
ASSETS
Current assets:
Cash and equivalents	$203,073	$163,443
Receivables	99,150	95,560
Inventories	167,170	173,252
Other current assets	11,579	11,738
Total current assets	480,972	443,993
Net property, plant and equipment	478,543	477,696
Other assets	280,343	285,242
Total assets	$1,239,858	$1,206,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,506	$118,811
Accrued liabilities	62,744	65,158
Total current liabilities	167,250	183,969
Noncurrent liabilities and deferred income taxes	92,742	97,190
Shareholders’ equity	979,866	925,772
Total liabilities and shareholders’ equity	$1,239,858	$1,206,931
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